March 4,
1997


VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:     Excel Technology, Inc. (the "Company")
                 Form 15

Dear Sir or Madam:

         On behalf of the Company, filed herewith is a Form
15 relating to the termination of registration of the Company's Class B Warrants (the "Warrants").

         We respectfully request acceleration of the termination to 9:30 a.m., March 5, 1997, or as soon thereafter as practical.



Sincerely,

                                                          /s/
Leonard J. Breslow

                                                          Leonard
J. Breslow

Enc.
cc:  NASDAQ
 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

                              FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF
REGISTRATION UNDER SECTION
           12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE
            REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

                   Commission File Number  0-19306

                                                                  Excel
Technology, Inc.
      (Exact name of registrant as specified in its charter)

                                         45 Adams Avenue, Hauppauge,
New York 11788      (516) 273-6900
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                Class B Common Stock
Purchase Warrants
     (Title of each class of securities covered by this Form)

                                               Common Stock, par value
$.001 per share
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)     X                Rule 12h-
3(b)(1)(i)
                 Rule 12g-4(a)(1)(ii)                     Rule 12h-
3(b)(1)(ii)
                 Rule 12g-4(a)(2)(i)                      Rule 12h-
3(b)(2)(i)
                 Rule 12g-4(a)(2)(ii)                     Rule 12h-
3(b)(2)(ii)
                                                          Rule 15d-
6

         Approximate number of holders of record as of the
certification or notice date:      75

         Pursuant to the requirements of the Securities Exchange
Act of 1934 Excel Technology, Inc. has caused this certification/notice to be signed by the undersigned duly authorized person.

Date: March 3, 1997                               By: /s/ J. Donald
Hill
                                                          J. Donald
Hill, Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the Genera Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.